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                                                                    EXHIBIT 23.2

REPORT OF INDEPENDENT ACCOUNTANTS ON
FINANCIAL STATEMENT SCHEDULE

To the Board of Directors of InsWeb Corporation:

Our audits of the consolidated financial statements referred to in our report dated January 31, 2001, except for Notes 11 and 19 for which the date is March 30, 2001, which report and consolidated financial statements appear in this Annual Report on Form 10-K also included an audit of the financial statement schedule listed in Item 14(a)(2) of this Form 10-K. In our opinion, this financial statement schedule presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements.

PricewaterhouseCoopers LLP
Sacramento, California
January 31, 2001